As filed with the Securities and Exchange Commission on September 30, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BUSINESS OBJECTS S.A.
(Exact name of Registrant as specified in its charter)

Republic of France	None

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

157-159 Anatole France
Levallois-Perret
France 92300
(Address, including zip code, of Registrant’s principal executive offices)

STOCK SUBSCRIPTION WARRANTS
(Full titles of the Plans)

James R. Tolonen
Chief Financial Officer
Business Objects Americas
3030 Orchard Parkway
San Jose, California 95134
(408) 953-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Steven V. Bernard, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (2)	Per Share	Offering Price	Fee

Ordinary Shares, nominal value 0.10 euros per share (1)	45,000	$22.36 (3)	$1,006,200.00 (3)	$81.40

(1)	American Depositary Shares evidenced by American Depositary Receipts that are issuable upon deposit of the Ordinary Shares with The Bank of New York as Depositary registered hereby have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 33-83164).

(2)	This Registration Statement shall also cover any additional Ordinary Shares which become issuable under the Stock Subscription Warrants by reason of any stock dividend, stock split, capitalization of reserves and premiums or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares of Business Objects S.A.

(3)	Estimated in accordance with Rule 457(h) for the purpose of calculating the registration fee, based on the actual price at which the Ordinary Shares issuable pursuant to the Stock Subscription Warrants may be purchased (19.45 euro per share) converted into U.S. Dollars using the Noon Buying Rate on May 14, 2003 of $1.1498.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

     This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 45,000 of the Registrant’s Ordinary Shares to be issued to Messrs. Gerald Held, Jean-Francois Heitz and David Peterschmidt pursuant to stock subscription warrants.

Item 3. Incorporation of Documents by Reference.

     The following documents and information filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

3.	The Registrant’s Current Reports on Form 8-K filed on July 21, 2003, July 25, 2003 and September 5, 2003.

4.	The description of Registrant’s Ordinary Shares, nominal value 0.10 euros per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-24720).

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered under this registration statement have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement from the date of filing of such documents.

Item 4.      Description of Securities.

     Not applicable.

Item 5.      Interests of Named Experts and Counsel.

     None.

Item 6.       Indemnification of Directors and Officers.

     French law prohibits the Registrant from entering into indemnification agreements with its directors providing for limitations on personal liability for damages and other costs and expenses that may be incurred by directors and officers arising out of or related to acts or omissions in such capacity. If a director or officer is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the Registrant can in some circumstances reimburse those fees and costs. Any such reimbursement must be approved by the board of directors, with the interested director abstaining from the vote. In addition, at the next shareholders meeting, any such decision must be ratified.

     The Registrant has entered into an agreement with each of its directors, its chairman and chief executive officer, and other members of senior management designated by the board of directors pursuant to which the Registrant agreed to contract for and maintain liability insurance against liabilities which may be incurred by such persons in their respective capacities, including liabilities which may be incurred under the U.S. federal and state securities laws, subject to certain limitations.

     In addition, the Registrant maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a written agreement with each of its directors and officers.

Item 7.      Exemption from Registration Claimed.

     Not applicable.

Item 8.      Exhibits.

Exhibit
Number	Description of Document

4.1 (1)	Form of Deposit Agreement, as amended and restated on December 30, 1998, among Business Objects S.A., the Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including Exhibit A to the Deposit Agreement).

4.2	Stock Subscription Warrant for Gerald Held.

4.3	Stock Subscription Warrant for Jean-Francois Heitz.

4.4	Stock Subscription Warrant for David Peterschmidt.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the validity of the Ordinary Shares.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

(1)	Incorporated by Reference to Exhibit 4.0 to the Registrant’s 1998 Annual Report on Form 10-K filed with the Commission.

Item 9.      Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on September 29, 2003.

BUSINESS OBJECTS S.A.

By:	/s/ Bernard Liautaud

Bernard Liautaud,
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernard Liautaud and James R. Tolonen and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed on September 29, 2003, by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Bernard Liautaud	Chairman of the Board, President and Chief	September 29, 2003
Executive Officer (Principal Executive Officer)
Bernard Liautaud

/s/ James R. Tolonen	Chief Financial Officer and Senior Group Vice	September 29, 2003
President (Principal Financial and Accounting
James R. Tolonen	Officer)

Director
Bernard Charlès

/s/ Arnold N. Silverman	Director	September 29, 2003

Arnold N. Silverman

Director
Albert Eisenstat

/s/ John Olsen
	Director	September 29, 2003
John Olsen

/s/ Gerald Held
	Director	September 29, 2003
Gerald Held

/s/ Jean-Francois Heitz
	Director	September 29, 2003
Jean-Francois Heitz

/s/ David Peterschmidt
	Director	September 29, 2003
David Peterschmidt

Index to Exhibits

Exhibit
Number	Description of Document

4.1 (1)	Form of Deposit Agreement, as amended and restated on December 30, 1998, among Business Objects S.A., the Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including Exhibit A to the Deposit Agreement).

4.2	Stock Subscription Warrant for Gerald Held.

4.3	Stock Subscription Warrant for Jean-Francois Heitz.

4.4	Stock Subscription Warrant for David Peterschmidt.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the validity of the Ordinary Shares.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

(1)	Incorporated by Reference to Exhibit 4.0 to the Registrant’s 1998 Annual Report on Form 10-K filed with the Commission.